Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”) is entered into effective as of January 1, 2013 (the “Effective Date”), by and between Stewart Information Services Corp. (the “Company”), and Joseph Allen Berryman (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with the Company and previously entered into an Employment Agreement with the Company as of January 1, 2012 (“Effective Date”); and

WHEREAS, Executive and the Company have agreed to amend the Agreement to provide for a change in the Executive’s entitlement of certain payments, including (Short Term Incentive Plan), as specified and defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Executive and the Company, intending to be legally bound, hereby agree as follows:

Section 2.2.1. Short Term Incentives, in the Employment Agreement shall be amended and superseded by the following Section 2.2.1.:

“2.2.1. Short Term Incentives. The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Board in its sole discretion. The terms of the short term incentive plan (“STI Plan”) are set out in Exhibit A hereto, which is incorporated herein for all purposes. The terms and conditions of the STI Plan are subject to change from year to year. The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding year for which it is earned and shall be paid by March 31 of such year. The Executive must be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment, except as otherwise set forth in this Agreement.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By: /s/ Joseph Allen Berryman

Date: August 23, 2013

Name: Joseph Allen Berryman

Title: Chief Financial Officer

COMPANY

Stewart Information Services Corp.

By: /s/ Matthew W. Morris

Date: August 23, 2013

Name: Matthew W. Morris

Title: Chief Executive Officer

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion.

Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board shall consider the following targets in determining the amount of the STI payment to the Executive:

Short Term Incentive (STI)
Target Payout:	30% of Base Pay			93,000
Maximum Target Payout:	200% of Target			186,000
Metrics Used to Determine STI	Maximum	Target	Threshold	Weighting
Corporate Performance
Corporate EBITDA Improvement	10.00%	0.00%	-10.00%	25%
Corporate Modified Return on Equity	5.00%	4.70%	4.10%	20%
Corporate Relative Total Shareholder Return (TSR) Performance	80.00%	50.00%	30.00%	5%
Operational Performance
Project Attainment	95.00%	80.00%	65.00%	25%
Customer Service Index	3.00%	0.00%	-2.00%	13%
Budget Attainment	-10.00%	0.00%	10.00%	12%

STI will be delivered as a cash bonus, paid annually after the conclusion of the fiscal year, before the end of the first quarter of the succeeding year. STI payout is expressed as a percentage of your base pay.

Target Annual STI payout is the equivalent of 30% of your base pay.

Maximum Annual STI payout is the equivalent of 200% of your target payout.